Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES REGULAR QUARTERLY AND SPECIAL CASH DIVIDEND

ATLANTA, GEORGIA, October 22, 2019: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company announced that the Board of Directors declared a regular quarterly cash dividend on its common stock of $0.105 per share and a special year-end dividend of $0.05 per share both payable December 10, 2019 to stockholders of record at the close of business November 11, 2019.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.murraypestcontrol.com.au, www.statewidepc.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.